Exhibit 10.8

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


             This First Amendment to Employment Agreement ("First Amendment") is made as of the 31st day of December 1997, by and between RIDGESTONE BANK, Brookfield, Wisconsin, a state chartered bank ("Bank") and PAUL E. MENZEL ("Executive").

             WHEREAS, Executive and Bank are currently parties to an Employment Agreement ("Agreement"), dated as of December 31, 1996, pursuant to which Executive serves as President of the Bank; and

             WHEREAS, Executive and Bank desire to amend the Agreement as described herein.

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

             1. Paragraph 2 of the Agreement is hereby amended to read in its entirety as follows:

                  Unless employment has sooner terminated in accordance with paragraph 5 of this Agreement, the term of Executive's employment under this Agreement shall be deemed to commence as of December 31, 1997, and shall continue until December 31, 2000; provided, however, that on each December 31st during the term of this Agreement (except the first day of the Employment Term) the Employment Term shall automatically be extended for one additional year so that the Employment Term shall be annually restored to a full three (3) year term, unless on or before 60 days immediately preceding any such renewal date, Bank, in connection with an annual performance review of Executive conducted by the Board of Directors, or for any other reason, or Executive gives notice to the other that the term shall not be extended beyond the then current expiration date of the term. The period of employment is the "Employment Term."

             2. The first paragraph of Paragraph 5.d. of the Agreement is hereby amended to read in its entirety as follows:

                  d. Compensation for Termination Under Paragraph 5.b. If the Employment Term is terminated for any of the reasons in paragraph 5.b., Executive shall at Executive's option receive either a lump sum severance payment, or a series of installment severance payments for a period of three years commencing on the termination date. The lump sum payment of cash shall be in a total cash amount (without making a present value adjustment) equal to three times the sum of (a) Executive's then current annual base salary, plus (b) the average of Executive's annual cash bonuses, if any, for the three year ends immediately preceding the termination date. If Executive elects to receive installment payments, Executive shall receive the same amount as would be provided by a lump sum payment, but payment shall be made in equal installments for a period of three years commencing on the termination date, on the same dates as Bank's regular payroll payments are made.

             3. The second paragraph of Paragraph 5.d. of the Agreement is hereby amended to read in its entirety as follows:

                  Executive shall continue to receive for three (3) years following the termination date, and not via a lump sum, all other benefits that Executive was receiving or was entitled to receive immediately prior to the termination date; provided, however, if it is impractical to continue a particular benefit (for example, a benefit plan limits benefits to active employees) Bank shall provide a reasonably equivalent substitute benefit to Executive or shall pay in cash to Executive the reasonable equivalent value of the benefit.

             4. Except as specifically provided by this First Amendment, the Agreement shall be otherwise unchanged and shall remain in full force and effect.

             5. This First Amendment shall be governed by the internal laws of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

   EXECUTIVE                          BANK



   /s/ Paul E. Menzel                      /s/ Christine V. Lake
   Paul E. Menzel                     By:  Christine V. Lake
                                           Vice President